Adamis Pharmaceuticals Corporation 8-K

Exhibit 99.1

Adamis Pharmaceuticals Announces Third Quarter 2021 Financial Results and Provides Corporate Update

Management to host webcast/conference call today at 2 p.m. PT / 5 p.m. ET

SAN DIEGO – November 22, 2021 – Adamis Pharmaceuticals Corporation (NASDAQ: ADMP), a biopharmaceutical company developing and commercializing specialty products for allergy, opioid overdose, respiratory and inflammatory disease, today announced financial results for the nine months ended September 30, 2021 and provided a business update.

“Adamis made significant advancements over the past year,” stated Dennis J. Carlo, Ph.D., President and Chief Executive Officer of Adamis Pharmaceuticals. “We resubmitted our NDA for ZIMHI to the FDA. We initiated and began enrolling patients in a Phase 2/3 clinical trial to evaluate the use of Tempol for the treatment of COVID-19. Under our new commercial partner, we have seen significant sales growth for SYMJEPI. Most significantly, in October we received an early approval for ZIMHI for the treatment of opioid overdose and commercial introduction is expected during the first quarter of 2022.”

Product and Pipeline Updates and Other Corporate Developments

ZIMHI

•	On October 18, 2021, Adamis announced that the U.S. FDA had approved the Company’s ZIMHI TM (naloxone HCL Injection, USP) 5 mg/0.5 mL product.

•	ZIMHI is a high-dose naloxone injection product FDA-approved for use in the treatment of opioid overdose.

•	According to the preliminary data from the CDC, overdose deaths in the U.S. exceeded 100,000 for the twelve months ending April 2021.

•	The Company’s U.S. commercial partner, US WorldMeds is preparing to commercially launch ZIMHI in the first quarter of 2022.

SYMJEPI

•	In October 2020, US WorldMeds completed the transition of control of the commercial operations of SYMJEPI from Sandoz, Inc.

•	According to market data from Symphony Health, sales of epinephrine injection products exceeded $1.7 billion for the 12-month period ending September 30, 2021.

•	Despite the market challenges posed by the pandemic and related lockdowns, market data indicates SYMJEPI year-to-date unit sales have increased approximately 98% versus the first nine months of 2020.

TEMPOL

•	Tempol has been shown to have antiviral, anti-inflammatory and antioxidant activity.

•	Recently, the National Institutes of Health (NIH) highlighted Tempol as a potential home treatment for COVID-19.

•	In September, the first patient was enrolled into the Company’s ongoing Phase 2/3 clinical trial of Tempol as a treatment for COVID-19 and the Company is expanding the number of clinical study sites, including several potential sites outside the U.S.

•	In addition to the work in COVID, the Company is exploring additional indications for the use of Tempol including, but not limited to the treatment of methamphetamine use disorder.

US COMPOUNDING

•	July 2021, the Company sold assets relating to its US Compounding human compounding pharmacy business. Under the terms of the sale, the Company expects to receive monthly payments over a 12-month period in an amount equal to one to two times the amount collected for sales of products to certain identified customers included in the sale.

•	By the end of October, USC had ceased manufacturing both human and veterinary pharmaceutical products and the employment of all USC employees has ended.

•	The Company is now engaged in a process of selling or otherwise disposing of the remaining assets of the business.

Financial Results

The business conducted through our USC subsidiary is treated as a discontinued operation as of September 30, 2021. Accordingly, for this period the major current assets, other assets, current liabilities, and noncurrent liabilities have been reported as components of total assets and liabilities separate from those balances of the continuing company operations. At the same time, the results of all discontinued operations have been reported as components of net loss separate from the net loss of continuing operations. Additionally, the financial statements of the comparable prior periods were reflected in conformity with the current period’s presentation as discontinued operations.

Reflecting these discontinued operations accounting principles, revenues for the nine months ended September 30, 2021 and 2020 were approximately $3.4 million and $2.1 million, respectively. The increase in revenue was primarily attributable to US WorldMeds’ marketing initiatives for SYMJEPI.

Selling, general and administrative expenses for the nine months ending September 30, 2021 and 2020 were approximately $13.2 million and $9.6 million, respectively. The increase was primarily attributable to an increase in legal fees.

Research and development expenses were approximately $9.1 million and $6.6 million for the nine months ending September 30, 2021 and 2020, respectively. The increase was primarily due to development related to ZIMHI Tempol.

Cash and equivalents as of September 30, 2021 was approximately $28.7 million. Based on the operating capital that Adamis provided to USC over the last four quarters, we estimate the shutdown of the USC business may reduce those cash expenditures by approximately $1.2 million per quarter starting in the fourth quarter of 2021, excluding expenses associated with the winding down of USC’s business. Additionally, over the next four quarters, the Company estimates to receive additional cash amounts relating to the sale of certain USC assets.

Conference Call

Adamis will host a conference call and live webcast today, November 22, 2021, at 2 p.m. PT (5 p.m. ET) to discuss its financial and operating results for the nine months ending September 30, 2021, as well as provide an update on business developments and activities.

U.S. Dial-in (Toll Free): 1-877-423-9813

Toll/International Dial-in: 1-201-689-8573

Conference ID: 13725311

A live audio webcast of the conference call will also be available via this link – https://viavid.webcasts.com/starthere.jsp?ei=1515468&tp_key=857fdc0361. If you are unable to participate in the live call, a replay will be available shortly after the live event. To listen to the replay please visit the events page of the Adamis investor relations section of the company website at http://ir.adamispharmaceuticals.com/presentations.

About Adamis Pharmaceuticals

Adamis Pharmaceuticals Corporation is a specialty biopharmaceutical company primarily focused on developing and commercializing products in various therapeutic areas, including allergy, opioid overdose, respiratory and inflammatory disease. The Company’s SYMJEPI (epinephrine) Injection products are approved by the FDA for use in the emergency treatment of acute allergic reactions, including anaphylaxis. The Company’s ZIMHI (naloxone) Injection is approved for the treatment of opioid overdose. Tempol is in development for the treatment of patients with COVID-19 and a Phase 2/3 clinical trial is underway. For additional information about Adamis Pharmaceuticals, please visit www.adamispharmaceuticals.com and follow us on us on Twitter and LinkedIn.

Adamis Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those that express plans, anticipation, intent, contingencies, goals, targets or future development and/or otherwise are not statements of historical fact. These statements relate to future events or future results of operations, including, but not limited to the following statements: the Company's beliefs concerning the ability of its products and product candidates to compete successfully in the market; the Company's beliefs concerning the safety and effectiveness of SYMJEPI, ZIMHI or its other products and product candidates; the Company’s ability to successfully commercialize the products and product candidates, itself or through commercialization partners; the timing of the commercial launch of our ZIMHI product; future development and regulatory actions concerning the Company’s product candidates; the Company’s beliefs concerning the results of any future studies or clinical trials that the Company may conduct relating to Tempol or its other products or product candidates; the Company’s beliefs concerning the anticipated completion dates for clinical trials; the Company’s beliefs concerning the benefits, enforceability, and extent of intellectual property protection afforded by patents and patent applications that it owns or has licensed and its rights under applicable license agreements, and its ability to enforce its patents and other intellectual property rights against third parties; the Company’s expectations concerning future growth; expectations and statements about the Company’s strategies, objectives, future goals and achievements; and other statements concerning our future operations, activities and financial results. We may not achieve one or more of the target future milestones or achievements described in the press release either within the anticipated time periods or at all. In addition, forward-looking statements concerning our anticipated future activities assume that we have sufficient funding to support such activities and continue our operations and planned activities. Statements in this press release concerning future events depend on several factors beyond the Company's control, including the absence of unexpected developments or delays, market conditions, and the regulatory approval process. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, which may cause the Company’s actual results to be materially different from the results anticipated by such forward-looking statements. We cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. You should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and except as may be required by applicable law, we undertake no obligation to update or release publicly the results of any revisions to these forward-looking statements or to reflect events or circumstances arising after the date of this press release. Certain of these risks and additional risks, uncertainties, and other factors are described in greater detail in Adamis’ filings from time to time with the SEC, including its annual report on Form 10-K for the year ended December 31, 2020, and subsequent filings with the SEC, which Adamis strongly urges you to read and consider, all of which are available free of charge on the SEC's web site at http://www.sec.gov.

Contact:

Investor Relations at

Adamis Pharmaceuticals Corporation

(858) 997-2400 option 3

IR@adamispharma.com